Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Closing of Refinancing Transactions

BOSTON, Massachusetts, January 31, 2014 – National Mentor Holdings, Inc. (the “Company”) today announced that it has entered into new senior secured credit facilities (the “New Senior Secured Credit Facilities”) with Barclays Bank PLC, as administrative agent, and a syndicate of banks, to replace its existing senior secured credit facilities. The New Senior Secured Credit Facilities consist of a $600.0 million term loan facility, of which $50.0 million was deposited in a cash collateral account in support of issuance of letters of credit under an institutional letter of credit facility, and a $100.0 million revolving credit facility. Borrowings under the New Senior Secured Credit Facilities bear interest at the Eurodollar rate plus 3.75%, subject to a minimum Eurodollar rate floor of 1.00% in respect of the term loan facility, or an ABR rate plus 2.75%, subject to a minimum ABR rate floor of 2.00% in respect of the term loan facility.

After deducting certain fees and expenses incurred in connection with the New Senior Secured Credit Facilities, the Company used approximately $548.0 of proceeds to repay, in full, all outstanding borrowings under the previously existing senior credit agreement. The Company will also use a portion of the proceeds of the New Senior Secured Credit Facilities to redeem $38 million of its outstanding $250 million in aggregate principal amount of the Company’s 12.50% Senior Notes due 2018 (the “Notes”) pursuant to a conditional partial notice of redemption issued on January 27, 2014. The closing of the New Senior Secured Credit Facilities satisfied the condition in the notice of redemption, and, as a result, $38 million of the Notes have become irrevocably due and payable on February 26, 2014, the redemption date specified in the notice of redemption.

About the Company

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and/or medically complex challenges. The MENTOR Network’s customized service plans offer its clients, as well as the payors for these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. The MENTOR Network provides services to clients in 36 states.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.